Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Arkansas Lime Company, an Arkansas Corporation

ACT Holdings, Inc., a Texas Corporation

ART Quarry TRS LLC (DBA Carthage Crushed Limestone), a Delaware LLC

Colorado Lime Company, a Colorado Corporation

Texas Lime Company, a Texas Corporation

U.S. Lime Company, a Texas Corporation

U.S. Lime Company—Shreveport, a Louisiana Corporation

U.S. Lime Company—St. Clair, a Delaware Corporation

U.S. Lime Company—Transportation, a Texas Corporation

U.S. Lime Company—O & G, LLC, a Texas LLC